Exhibit 10.22

AMENDED AND RESTATED DELAYED DRAW TERM LOAN AGREEMENT

dated as of

October 18, 2019

among

SHIFT TECHNOLOGIES, INC.,

SHIFT OPERATIONS LLC, and

SHIFT FINANCE, LLC,

as Borrowers,

and

LITHIA MOTORS, INC.,

as Lender

This AMENDED AND RESTATED DELAYED DRAW TERM LOAN AGREEMENT, dated as of October 18, 2019 (the “Restatement Date”), is by and among SHIFT TECHNOLOGIES, INC., a Delaware corporation (“Shift Technologies”), SHIFT OPERATIONS LLC, a Delaware limited liability company, and SHIFT FINANCE, LLC (each a “Borrower” and together with any other person that becomes a Borrower hereunder pursuant to Section 7.04(b), the “Borrowers”), and LITHIA MOTORS, INC., an Oregon corporation (“Lender”).

WHEREAS, the parties hereto are party to a Delayed Draw Term Loan Agreement dated as of September 12, 2018, as amended by First Amendment dated as of October 11, 2018 and by Second Amendment dated as of July 31, 2019 (as amended, the “Existing Agreement”).

WHEREAS, the parties hereto desire to amend and restate the Existing Agreement pursuant to this Agreement.

The parties to this Agreement hereby agree as follows:

ARTICLE I. DEFINITIONS, ACCOUNTING TERMS, ETC.

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Additional Interest Amount” has the meaning set forth in the definition of Applicable Margin.

“Advance Date” means, with respect to any Term Loan, the date on which such Term Loan is advanced.

“Affiliate “ means any Person which directly or indirectly Controls, or is Controlled by, or is under common Control with a Borrower.

“Agreement” means this Amended and Restated Delayed Draw Term Loan Agreement, and all exhibits, annexes and schedules attached hereto, as the same may be amended, modified or restated from time to time.

“Applicable Margin” means, at any date of determination, (i) the “Applicable Margin” (as defined in the Lithia Loan Agreement) then in effect plus (ii) 0.50% plus (iii) the additional interest amount (the “Additional Interest Amount”) set forth below opposite the Three-Month Cash Burn Amount, as adjusted from time to time:

Three-Month Cash Burn Amount	Additional Interest Amount
Less than or equal to $12,000,000	0.00%
Greater than $12,000,000 but equal to or less than $13,250,000	1.00%
Greater than $13,250,000	2.00%

The portion of the Applicable Margin described in clause (i) of this definition shall change on the same date as any change in the Applicable Margin (as defined in the Lithia Loan Agreement).

The Additional Interest Amount shall be determined by Lender from time to time based upon information set forth in Borrower’s financial statements and Compliance Certificate furnished to Lender pursuant to this Agreement as of the end of each Fiscal Quarter and Fiscal Year and shall be based upon the Three-Month Cash Burn Amount as of the Determination Date that is the last day of such Fiscal Quarter or Fiscal Year, as applicable. Any change in the Additional Interest Amount shall take effect on the first Business Day of the month following the day of delivery to Lender of the applicable financial statements and Compliance Certificate, and the Additional Interest Amount, as so determined, shall remain in effect until the earlier of (x) the first Business Day of the month following the delivery to Lender of subsequent financial statements and Compliance Certificate indicating a Three- Month Cash Burn Amount requiring a change in the Additional Interest Amount or (y) the day upon which Borrowers fail to deliver to Lender the applicable financial statements and Compliance Certificate within the time period required under this Agreement. Upon any failure of Borrowers to deliver to Lender the applicable financial statements and Compliance Certificate within the time period required under this Agreement, the Additional Interest Amount shall be 2.00% which shall remain in effect until five Business Days following the date of delivery to Lender of financial statements and a Compliance Certificate reflecting a Three-Month Cash Burn Ratio for which a lower Additional Interest Amount would be applicable. Notwithstanding the foregoing, the Additional Interest Amount shall be 0.00% from the Restatement Date until the earlier of (I) the first Business Day of the month following the delivery to Lender of financial statements and Compliance Certificate indicating a Three-Month Cash Burn Amount requiring a change in the Additional Interest Amount or (II) the day upon which Borrowers fail to deliver to Lender the applicable financial statements and Compliance Certificate within the time required under this Agreement.

If, as a result of any restatement of or other adjustment to the financial statements of Borrowers or for any other reason, the calculation of the Three-Month Cash Burn Amount by any Borrower as of the last day of any Fiscal Quarter or Fiscal Year was inaccurate and a correct calculation of the Three-Month Cash Burn Amount would have resulted in a higher Additional Interest Amount, the Additional Interest Amount shall be retroactively adjusted to the rate that would have been applicable if the Three- Month Cash Burn Amount had been correctly calculated. Promptly upon demand by the Lender, the Borrowers shall pay to the Lender the additional interest and fees that would have been payable based upon the correct calculation of the Three-Month Cash Burn Amount. Nothing set forth herein shall limit the Lender’s right to increase the interest rate upon the occurrence of an Event of Default in accordance with this Agreement or shall be deemed to be a waiver of Lender’s rights with respect to a breach of any other covenant set forth in this Agreement including, without limitation, any covenant set forth in Article VIII.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” means the Persons identified as such in the preamble, and any Subsidiary which becomes a Borrower after the Signing Date pursuant to Section 7.04(b), or any or all of the foregoing, all as the context may require.

“Borrowers’ Agent” means Shift Technologies, in its capacity as such agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to remain closed.

“Capital Lease” means a lease which is or should be capitalized in accordance with GAAP.

“Change in Control” means, except pursuant to the Purchase Option Agreement or as otherwise permitted under this Agreement, the occurrence of any event or transaction, including the sale or exchange of outstanding shares of any Borrower’s capital stock, or series of related events or transactions, resulting in (i) the holders of such outstanding capital stock immediately before consummation of such event or transaction, or series of related events or transactions, not, immediately after consummation of such event or transaction or series of related events or transactions, retaining, directly or indirectly, capital stock representing at least 50% of the voting power of the surviving Person of such event or transaction or series of related events or transactions, in each case without regard to whether such Borrower is the surviving Person, other than issuance of shares of Shift Technologies’ preferred stock for cash (or conversion of debt) to investors pursuant to a bona fide round of equity financing in which Shift Technologies issues and sells shares of its preferred stock, (ii) any Person or “group” (other than a Person that is a stockholder on the Signing Date) obtaining “beneficial ownership” (as such terms are defined under Section 13d-3 of and Regulation 13D under the Securities Exchange Act of 1934), either directly or indirectly, of more than 50% of any Borrower’s outstanding capital stock having the right to vote for the election of directors under ordinary circumstances, other than issuance of shares of Shift Technologies’ preferred stock for cash (or conversion of debt) to investors pursuant to a bona fide round of equity financing in which Shift Technologies issues and sells shares of its preferred stock, or (iii) Shift Technologies ceasing to own and control all of the economic and voting rights associated with all of the outstanding capital stock of its Subsidiaries.

“Code” means the Internal Revenue Code of 1986 as amended, and the regulations promulgated thereunder.

“Commercial Agreement” has the meaning set forth in Section 10.04.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debt” means, with respect to any Person, each of the following: (i) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations as lessee under Capital Leases, (iv) current and future liabilities in respect of unfunded vested benefits under any Plan, (v) reimbursement obligations under letters of credit issued for the account of any Person, (vi) all reimbursement obligations arising under bankers’ or trade acceptances, (vii) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, (viii) all obligations secured by any Lien on property owned by such Person even if the obligations secured by such Lien on such property have not been assumed, (ix) all other liabilities recorded, or required to be recorded, in such Person’s financial statements in accordance with GAAP, and (x) all Hedging Obligations. For purposes of determining the amount of attributed Debt from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark to Market Exposure of such Hedging Obligations.

“Default” means any of the events specified in Section 9.01 (Events of Default) whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Determination Date” has the meaning set forth in Section 8.01.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Effective Period” means the period starting on Signing Date and continuing until the Term Loan Commitments have terminated and all Obligations (other than inchoate indemnity obligations) are repaid in full.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate “ means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any Borrower or is under common control (within the meaning of Section 414(c) of the Code) with such Borrower.

“Event of Default” means any of the events specified in Section 9.01 (Events of Default), provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Taxes” means with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower under this Agreement or the Term Loans, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located, and (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located.

“Fiscal Quarter “ means each period from January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31.

“Fiscal Year” means each period from January 1 through December 31.

“Floor Plan Collateral” means any vehicles financed by any Floor Plan Facility, and any identifiable cash proceeds or cash collateral related thereto, in which any Borrower has granted a Lien pursuant to such Floor Plan Facility.

“Floor Plan Facility” means an asset-based vehicle floorplan facility (or facilities) having an aggregate capacity (subject to a borrowing base) not to exceed the sum of (i) $50.0 million plus (ii) additional amounts approved by the Board of Directors of Shift Technologies (including the representative on such Board of Directors appointed by Lender).

“GAAP” means generally accepted accounting principles as then in effect in the United States.

“Good Faith Contest” means the contest of an item if (i) the item is diligently contested in good faith by appropriate proceedings timely instituted, (ii) adequate reserves are established with respect to the contested item, (iii) during the period of such contest, the enforcement of any contested item is effectively stayed, and (iv) the failure to pay or comply with the contested item has not and could not reasonably be expected to result in a Material Adverse Change.

“Governmental Approvals” means any authorization, consent, or approval of, or any license, permit, or certification issued by, or any exemption of, registration or filing with or report or notice to, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Interest Period” means, as to any Term Loan, the period commencing on the date of such Term Loan, and ending on the date that is one month thereafter.

“Intellectual Property” means all intellectual property and similar property of every kind and nature now owned or hereafter acquired by each Borrower, including inventions, designs, patents (whether registered or unregistered), copyrights (whether registered or unregistered), trademarks (whether registered or unregistered), trade secrets, domain names, confidential or proprietary technical and business information, know-how, methods, processes, drawings, specifications or other data or information and all memoranda, notes and records with respect to any research and development, software and databases and all embodiments or fixations thereof whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Interest Period” means, as to any Term Loan, the Initial Interest Period and each successive one-month period thereafter commencing on the date that the immediately prior Interest Period ends; provided that (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (iii) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“ Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for any Term Loan.

“Law” means any treaty, federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree, judgment or agreement with a Governmental Authority.

“Lender” is defined in the preamble.

“Lender Collateral” means, for each Borrower, all of such Borrower’s right, title, and interest in each of the following, whether now owned or hereafter acquired and wherever located: (i) Accounts, (ii) Chattel Paper, (iii) Documents, (iv) Equipment, (v) Fixtures, (vi) General Intangibles, (vii) Instruments, (viii) Intellectual Property, (ix) Inventory, (x) Investment Property, (xi) Deposit Accounts, (xii) Cash, (xiii) commercial tort claims, if any, (xiv) Goods and (xv) all other personal property, in each case whether tangible or intangible and whether now or hereinafter owned or existing, leased, consigned by or to or acquired and wherever located, and (xvi) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, rents, profits, and products of each of the foregoing; provided, however, that in no event shall “Lender Collateral” include any Floor Plan Collateral to the extent that the granting of a security interest therein is contrary to the agreements governing the applicable Floor Plan Facility; provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral. Any term used in this definition but not otherwise defined in this Agreement or any other Loan Document has the meaning set forth in the UCC.

“LIBOR” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “Libor rate” then in effect for an interest period of one month; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable and a replacement rate for LIBOR has been provided for under the Lithia Loan Agreement (or if the Lithia Loan Agreement is not in effect, is otherwise generally accepted in the syndicated loan market) (the “Replacement Rate”), then “LIBOR” shall mean such Replacement Rate; provided further that Borrowers and Lender shall enter into an amendment to this Agreement to make appropriate changes to reflect the Replacement Rate. In no event shall LIBOR or the Replacement Rate be less than 0.0%.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“Liquidity “ means, as of any Determination Date, an amount equal to the sum of (i) cash that would appear on the Specified Borrowers’ consolidated balance sheet as unrestricted on such date plus (ii) the aggregate principal amount of loans that the Specified Borrowers could duly borrow and incur on such date and that, under the terms of the loan agreement for such loans, the Specified Borrowers may use for any general corporate or general working capital purpose (as opposed to loans that, under the terms of the loan agreement for such loans, the Specified Borrowers must use for a specific purpose), including, without limitation, loans under this Agreement to the extent the conditions for drawing such loans have been satisfied.

“Lithia” means Lithia Motors, Inc., an Oregon corporation.

“Lithia Loan Agreement” means the Second Amended and Restated Loan Agreement, entered into as of June 25, 2018, among Lithia, each of the Subsidiaries of Lithia from time to time party thereto, the lenders from time to time party thereto and U.S. Bank National Association, as agent, as amended, restated, modified, supplemented, refinanced, or replaced from time to time.

“Loan Documents” means this Agreement, each Term Note, the Security Agreement and each other agreement or document executed pursuant to or in connection with this Agreement; provided that in no event shall the Loan Documents include the Purchase Option Agreement, the ROFR Agreement (as defined in the Purchase Option Agreement), the Voting Agreement (as defined in the Purchase Option Agreement), the Commercial Agreement, the Warrant (as defined in the Commercial Agreement), the Purchase Agreement (as defined in the Purchase Option Agreement), the Amended and Restated Investor Rights Agreement, entered into as of September 12, 2018, by and among Shift Technologies and the investors listed on Exhibit A thereto or the Sixth Amended and Restated Certificate of Incorporation of Shift Technologies.

“Material Adverse Change” means either (i) a material adverse change in the status of the business, assets, liabilities, results of operations, condition (financial or otherwise), property or prospects of Borrowers taken as a whole, or (ii) any event or occurrence of whatever nature which could reasonably be expected to have a material adverse effect on the ability of Borrowers taken as a whole to perform their obligations under the Loan Documents.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Obligations” shall mean all amounts owing by each Borrower to Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Term Loan, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or the Term Note or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Liens” means each of the Liens permitted under Section 7.03 (Liens).

“Person “ means an individual, partnership (including limited liability partnerships), limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan “ means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or any ERISA Affiliate.

“Purchase Option Agreement” means the Purchase Option Agreement, dated on or about the Signing Date, by and among Lithia Motors, Inc., an Oregon corporation, Shift Technologies, and the securityholders listed on Exhibit A thereto.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Restatement Date” is defined in the preamble.

“Security Agreement” means the security agreement, dated as of the Signing Date, among the Borrowers and Lender.

“Shift Technologies” is defined in the preamble.

“Signing Date” means September 12, 2018.

“Solvent “ means, when used with respect to any Person, that (i) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person, (ii) the present fair salable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, and (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Borrowers” means Shift Technologies, Inc., a Delaware corporation, and Shift Operations LLC, a Delaware limited liability company.

“Subordinated Debt” means Debt subordinated to the Obligations on terms and conditions satisfactory to Lender, including without limiting the generality of the foregoing, subordination of such Debt in right of payment to the prior payment in full of the Obligations, the subordination of the priority of any Lien securing such Debt to Lender’s Liens in the Lender Collateral and the subordination of the rights of the holder of such Debt to enforce its junior Lien following an Event of Default, pursuant to a written subordination agreement approved by Lender.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or joint venture whether now existing or hereafter organized or acquired (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such person or (ii) in the case of a partnership, limited liability company or joint venture, of which a majority of the partnership, membership or other ownership interests are at the time owned by such Person and/or one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholding imposed by any Governmental Authority on Lender in connection with, or based upon, the Agreement or any of the other Loan Documents.

“Term Loan Commitment” means Lender’s obligations to make Term Loans to Borrowers pursuant to Section 2.01 (Term Loan Commitments).

“Term Loan Commitment Availability Date” means November 29, 2019.

“Term Loan Commitment Limit” means $25,000,000.00.

“Term Loan Commitment Termination Date” means June 12, 2020.

“Term Loan Maturity Date” means, with respect to each Term Loan, the date that is the third anniversary of the Advance Date for Term Loan A.

“Term Loan” has the meaning specified in Section 2.01 (Term Loan Commitments).

“Term Loan A” has the meaning specified in Section 2.01 (Term Loan Commitments).

“Term Loan B” has the meaning specified in Section 2.01 (Term Loan Commitments).

“Term Note” has the meaning specified in Section 2.04 (Term Note).

“Three- Month Cash Burn Amount” means, as of any Determination Date, an amount equal to the to the decrease, if any, in the amount of cash and cash equivalents held by the Specified Borrowers and their Subsidiaries on such day as compared to the amount of cash and cash equivalents held by the Specified Borrowers and their Subsidiaries as of the last day of the month three months prior thereto.

“UCC “ means the Uniform Commercial Code as the same is, from time to time, in effect in the State of Oregon; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Lender Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of Oregon, the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein or in the other Loan Documents, terms that are defined in the UCC and used herein or in the other Loan Documents shall have the meanings given to them in the UCC.

Section 1.02 Rules of Construction. When used in this Agreement (i) “or” is not exclusive, (ii) a reference to a Law includes any amendment or modification to such Law, (iii) a reference to a Person includes its permitted successors and permitted assigns, and (iv) unless otherwise provided for in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents.

Section 1.03 Accounting Principles and Terms. Except as otherwise provided in this Agreement, (i) all computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement, shall be made or prepared in accordance with GAAP, and (ii) all accounting terms used in this Agreement shall have the meaning ascribed to such terms by such principles.

ARTICLE II. TERM LOANS

Section 2.01 Term Loan Commitments. Subject to the terms and conditions of this Agreement, Lender agrees to make up to two term loans (the first such term loan being “Term Loan A” and the second such term loan being “Term Loan B”, and each, a “Term Loan”) to Borrowers from time to time during the period from the Term Loan Commitment Availability Date to, but not including, the Term Loan Commitment Termination Date, provided that (i) the principal amount of any Term Loan shall be at least $100,000, (ii) the principal amount of any Term Loan shall not exceed $12,500,000, (iii) the aggregate principal amount of all Term Loans made pursuant to this Section 2.01 shall not exceed the Term Loan Commitment Limit, (iv) at least one month must elapse between the funding of Term Loan A and Term Loan B and (v) Lender shall not be required to fund Term Loan B on or before January 11, 2020. Once repaid, Term Loans cannot be reborrowed under this Section 2.01.

Section 2.02 Notice and Manner of Borrowing. The Borrowers’ Agent (on behalf of all Borrowers) shall give Lender telephonic notice (immediately confirmed in writing, including by facsimile or email, strictly in accordance with the instructions provided by Lender for such confirmation) of each Term Loan prior to 9:00 a.m. (Pacific time) five Business Days preceding the proposed Advance Date (which shall be a Business Day). Each such notice shall be irrevocable and must specify (i) the proposed Advance Date for such Term Loan, and (ii) the principal amount of the requested Term Loan. Not later than 1:00 p.m. (Pacific time) on the applicable Advance Date and upon fulfillment of the applicable conditions set forth in this Agreement, Lender will make the proceeds of such Term Loan available to Borrowers in immediately available funds by wiring the principal amount of such Term Loan to an account specified by Borrowers to Lender.

Section 2.03 Interest and Loan Fee.

(a)  Borrowers shall pay all interest accrued during the prior calendar month on each Term Loan on the 10th day of each calendar month, starting with the calendar month following the month in which such Term Loan is made.

(b)  Interest shall accrue on the outstanding principal amount of each Term Loan at the per annum rate of interest equal to LIBOR plus the Applicable Margin; provided that if the Replacement Rate is in effect, then interest shall accrue on the outstanding principal amount of each Term Loan at the per annum rate of interest equal to the Replacement Rate plus the Applicable Margin.

(c)  LIBOR shall be determined on each Interest Rate Determination Date. As soon as practicable on each Interest Rate Determination Date, Lender shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the applicable Term Loan for which an interest rate is then being determined for the applicable Interest Period, and shall notify Borrowers’ Agent of the rate so determined.

(d)  Notwithstanding any contrary provisions set forth herein, any principal of, and to the extent permitted by applicable law, any interest on, any Term Loan and any other sum payable under this Agreement or under the Term Note with respect to any Term Loan, that is not paid when due shall bear interest, from the date due and payable until paid, payable on demand, at a rate equal to five percent (5.00%) per annum above the interest rate applicable to such Term Loan, or if such rate is usurious under applicable law, then at the highest legal rate permissible thereunder.

(e)  All interest shall be computed at the applicable rate based on a 360-day year and applied to the actual number of days elapsed.

(f)  If the Borrowers’ Agent requests that Lender advance Term Loan A on or before December 11, 2019 and Lender advances Term Loan A on or before such date, Borrowers shall, on the date that Lender advances Term Loan A, pay to Lender a loan fee equal to $1,000,000, which Lender shall be authorized to deduct from the proceeds of Term Loan A (it being understood that the payment of such loan fee shall not be a condition to Lender’s obligation to advance Term Loan A).

Section 2.04 Term Notes. Each Term Loan shall be evidenced by a single promissory note of all Borrowers in substantially the form of Exhibit A (each, a “Term Note”). Each Term Note shall (i) set forth the principal amount of such Term Loan, (ii) be dated the applicable Advance Date, (iii) with respect to each Term Loan evidenced thereby, mature and become payable in full on the Term Loan Maturity Date for such Term Loan, and (iv) be payable to Lender.

Section 2.05 Repayment Upon Maturity. The principal amount of each Term Loan, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Term Loan Maturity Date for such Term Loan.

Section 2.06 Method of Payment. Borrowers shall make each payment under this Agreement and under any Term Note by wire transfer in accordance with instructions provided by Lender not later than 11:00 a.m. (Pacific time) on the date when due in Dollars to Lender in immediately available funds. Whenever any payment to be made under this Agreement or under any Term Note is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

Section 2.07 Optional Prepayments. Any Borrower may at any time prepay any Term Loan in whole or in part, without premium or penalty, by (i) providing Lender at least two (2) Business Days prior written notice of such prepayment, specifying the date of prepayment and the applicable Term Loan being prepaid and (ii) paying the principal amount being prepaid (which shall be an amount of not less than $100,000), together with accrued interest to the date of such prepayment on the principal amount being prepaid.

Section 2.08 Use of Proceeds. The proceeds of the Term Loans will be used by Borrowers for general corporate purposes. No Borrower will, directly or indirectly, use any part of the proceeds of the Term Loans for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

Section 2.09 Taxes. Any and all payments by or on account of any obligation of any Borrower under this Agreement and any Term Note shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if a Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to the sum it would have received had no such deductions been made), (ii) Borrowers shall make such deductions, and (iii) Borrowers jointly and severally shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law. In addition, Borrowers jointly and severally shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law. If, and to the extent permitted by applicable Law, Lender agrees that (x) the applicable Borrower may protest the payment of such Indemnified Taxes or Other Taxes by means of a Good Faith Contest, and (y) Lender will execute such documents and agreements as are required for such Borrower to engage in such a Contest.

Borrowers jointly and severally shall indemnify Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender on or with respect to any payment by or on account of any obligation of any Borrower under this Agreement or any Term Note (including Indemnified Taxes of Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by Lender shall be conclusive absent manifest error.

As soon as practical after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

If Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 2.09, it shall pay over such refund to Borrowers (but only to the extent of the indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.09 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This Section 2.09 shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrowers or any other Person.

ARTICLE III. CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent. The obligation of Lender to make any Term Loan pursuant to this Agreement is subject to the conditions precedent that Lender shall have received on or before the Signing Date each of the following, each in form and substance reasonably satisfactory to Lender:

(a)  Certificate of Secretary. A certificate of the Secretary of each Borrower, dated the Signing Date, certifying to (i) the certificate of incorporation or formation and by-laws or operating agreement, as applicable, of such Borrower, and all amendments thereto, (ii) all corporate or limited liability company actions, as applicable, taken by such Borrower, including resolutions of its board of directors or managing or sole member, as applicable, authorizing the execution, delivery and performance of each of the Loan Documents to which it is a party and each other document or agreement to be delivered pursuant to any of the Loan Documents, and (iii) the names and true signatures of the each party authorized to act on behalf of such Borrower.

(b)  Security Agreements. The Borrowers shall have executed and delivered to Lender the Security Agreement and an intellectual property security agreement in form and substance reasonably satisfactory to Lender.

(c)  Good Standing Certificates. A certificate of the Secretary of State (or other appropriate official) of the jurisdiction of incorporation or formation, as applicable, of each Borrower, dated reasonably near the Signing Date, certifying to the due incorporation or formation, as applicable, and good standing of such Borrower.

(d)  Officer’s Certificate. A certificate of the chief executive officer or chief financial officer of the Borrowers’ Agent certifying that (i) the representations and warranties contained in each of the Loan Documents are, if subject to a materiality limitation or qualification, correct, and if not subject to such a limitation or qualification, materially correct, on and as of the Signing Date and (ii) no Default or Event of Default has occurred and is continuing, or would result from the transactions contemplated by this Agreement and the other Loan Documents.

Section 3.02 Conditions Precedent to each Term Loan. The obligation of Lender to make any Term Loan after the Signing Date is subject to the further conditions precedent that Lender shall have received on or before the applicable Advance Date, each of the following in form and substance reasonably satisfactory to Lender:

(a)  Certificate of Officer. A certificate signed by a duly authorized officer of each Borrower, dated the applicable Advance Date, certifying that:

(i)  The representations and warranties contained in each of the Loan Documents are, if subject to a materiality limitation or qualification, correct, and if not subject to such a limitation or qualification, materially correct, on and as of such Advance Date; and

(ii)  No Default or Event of Default has occurred and is continuing, or would result from the transactions contemplated by this Agreement and the other Loan Documents.

(b)  Financial Covenants. Borrowers shall have provided to Lender evidence satisfactory to Lender to evidence compliance with Article VIII.

ARTICLE IV. SECURITY INTEREST

Section 4.01 Grant of Security Interest. Effective as of the Signing Date, each Borrower grants to Lender, to secure the payment and performance in full of all Obligations, a continuing security interest in and Lien upon the Lender Collateral, subject to Permitted Liens.

Section 4.02 Termination of Security Interest. At such time as the Term Loan Commitment has terminated and all Obligations (other than inchoate indemnity obligations) have been paid in full in cash, (i) all rights to the Lender Collateral shall automatically revert to the applicable Borrower, (ii) this Agreement, all other Loan Documents, and all guarantees and other obligations (other than those expressly stated to survive such termination) of each Borrower shall terminate, and (iii) at the request of any Borrower, and at the sole expense of such Borrower, Lender shall (x) promptly deliver to such Borrower any Lender Collateral of such Borrower held by Lender hereunder and (y) execute and deliver to such Borrower such documents as such Borrower may reasonably request to evidence such termination (including, without limitation, UCC-3 amendments and terminations, which such Borrower shall be authorized to file at such time unless Lender has a security interest in the Lender Collateral pursuant to agreements other than the Loan Documents).

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to Lender as follows:

Section 5.01 Formation, Good Standing, Corporate Power and Due Qualification. Such Borrower (i) is a corporation or limited liability company, as applicable, duly incorporated or formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or limited liability company, as applicable, power and authority to own its assets and to transact the business in which it now engages or proposes to engage in, and (iii) is duly qualified as a foreign corporation or limited liability company, as applicable, and in good standing under the laws of each jurisdiction in which such qualification is required and where the failure to be so qualified would have a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise), property, or prospects of Borrowers taken as a whole.

Section 5.02 Corporate Authority, No Contravention. The execution, delivery and performance by such Borrower of each Loan Document to which it is a party are within its corporate or limited liability company powers, have been duly authorized by all necessary corporate or limited liability action and do not and will not (i) require any consent or approval of its stockholders or members, as applicable, of such Borrower which has not been obtained, (ii) contravene its certificate of incorporation or formation, or by-laws or operating agreement, or other organizational document of such Borrower, (iii) violate any provision of any Law, order, writ, judgment, injunction, decree, determination, or award presently in effect applicable to it, (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected, or (v) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by it, in each case except where such occurrence could not reasonably be expected to result in a Material Adverse Change.

Section 5.03 Governmental Authority. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by such Borrower of any Loan Document to which it is a party, other than any financing statement under the UCC or comparable law of any jurisdiction to be filed in connection with the granting of a security interest in, and Lien upon, the Lender Collateral pursuant to Section 4.01.

Section 5.04 Legally Enforceable Loan Documents. Each Loan Document to which such Borrower is a party is the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except to the extent that such enforcement may be limited by (i) applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally, or (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

Section 5.05 Financial Statements. The unaudited consolidated balance sheet of the Borrowers and the related consolidated statement of income and consolidated statement of cash flows for the Fiscal Year ended December 31, 2017, together with the notes thereto, copies of which have been furnished to Lender, fairly present the financial condition of the Borrowers for the periods covered by such financial statements, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as disclosed therein; provided, however , that such financial statements are subject to normal recurring year-end audit, and do not contain all footnotes required under GAAP.

Section 5.06 Material Adverse Change. No Material Adverse Change has occurred since December 31, 2017.

Section 5.07 Information. No information, exhibit or report furnished by such Borrower or any other Person on behalf of such Borrower to Lender in connection with the Loan Documents or any transaction contemplated by any such Loan Document contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading. Such Borrower has disclosed to Lender in writing any and all facts known to such Borrower (other than macroeconomic conditions) which relate to the business of such Borrower which could reasonably be expected to result in a Material Adverse Change.

Section 5.08 Litigation. There is no action, suit or proceeding pending or, to the knowledge of such Borrower, threatened against or affecting any Borrower before any Governmental Authority or arbitrator which could, in any one case or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 5.09 Ownership and Liens. Such Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 5.05 (Financial Statements) (other than any properties or assets disposed of in the ordinary course of business or as otherwise permitted under Section 7.05), and none of the properties and assets owned by such Borrower and none of the leasehold interests of such Borrower is subject to any Lien, except for Permitted Liens.

Section 5.10 Compliance with Laws. Such Borrower is not in violation of any Law or in default with respect to any judgment, writ, injunction or decree where such violation or default has resulted in, or could reasonably be expected to result in, a Material Adverse Change. Such Borrower possesses and is in compliance in all material respects with all Governmental Approvals required to conduct its business as now conducted and as presently proposed to be conducted.

Section 5.11 Taxes. Such Borrower has filed all tax returns (foreign, federal, state, and local) required to be filed or filed appropriate extensions for the filing of such returns, and has paid all taxes, assessments, and governmental charges and levies due (whether or not reflected on such returns) or any assessment received by such Borrower except to the extent such taxes, assessments charges, or levies are the subject of a Good Faith Contest.

Section 5.12 No Defaults on Outstanding Judgments or Orders. Such Borrower has satisfied all judgments against such Borrower and such Borrower is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any Governmental Authority or arbitrator.

Section 5.13 Licenses and Intellectual Property. Such Borrower possesses all licenses, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business as now conducted and as presently proposed to be conducted, and such Borrower is not in violation of any valid rights of others with respect to any of the items noted above.

Section 5.14 Labor Disputes and Acts of God. Neither the business nor the properties of any Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) which has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

Section 5.15 Other Agreements. Such Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any organizational document restriction which has resulted in, or could reasonably be expected to result in, a Material Adverse Change. Such Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party where such default has resulted in, or could reasonably be expected to result in, a Material Adverse Change. Such Borrower is not in default of any franchise agreement with any manufacturer or distributor of vehicles to which it is a party.

Section 5.16 Governmental Regulation. Such Borrower is not subject to any Law limiting its ability to incur its obligations under any of the Loan Documents to which it is a party, including the Investment Company Act of 1940, the Interstate Commerce Act, or the Federal Power Act.

Section 5.17 Solvent. Such Borrower is Solvent and will be Solvent after giving effect to the transactions contemplated by this Agreement.

Section 5.18 OFAC. Such Borrower (i) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is not a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 5.19 Patriot Act. Such Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VI. AFFIRMATIVE COVENANTS

During the Effective Period, each Borrower shall:

Section 6.01 Maintenance of Existence. Preserve and maintain its corporate or limited liability company, as applicable, existence and good standing in the jurisdiction of its incorporation or formation, and qualify and remain qualified as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise), property, or prospects of Borrowers taken as a whole.

Section 6.02 Maintenance of Records . Keep adequate records and books of account in which complete entries reflecting all financial transactions will be made in conformity with GAAP consistently applied (except as otherwise disclosed to Lender for periods ending on or prior to June 30, 2019).

Section 6.03 Maintenance of Properties. Maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear expected.

Section 6.04 Conduct of Business. Continue to engage in a business of the same general type as conducted by it on the Signing Date.

Section 6.05 Maintenance of Insurance. Consistent with the level and nature of coverage maintained by Borrowers as of the Signing Date, maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engage in the same or a similar business and similarly situated.

Section 6.06 Compliance With Laws. Comply with all applicable Laws and Governmental Approvals the noncompliance with which could reasonably be expected to result in a Material Adverse Change, such compliance to include paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except in the case of taxes, where such taxes are the subject of a Good Faith Contest.

Section 6.07 Right of Inspection. Upon reasonable notice and at any reasonable time and from time to time, permit Lender or any agent or representative of Lender (i) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower, and (iii) to discuss the affairs, finances and accounts of such Borrower with any of its officers, directors, and the independent accountants for such Borrower. Lender agrees that, prior to the occurrence of an Event of Default, the number of onsite inspections conducted by Lender pursuant to this Section 6.07 during any twelve (12) month period shall be limited to one.

Section 6.08 Other Agreements. Perform and comply with each of the provisions of each and every agreement to which it is a party where the failure to perform or comply could reasonably be expected to result in a Material Adverse Change.

Section 6.09 Post-Closing Covenants. Furnish to Lender:

(a)  As soon as available and in any event within ninety (90) days after the Signing Date, an opinion of Borrowers’ counsel covering the execution, delivery and enforceability of this Agreement and otherwise in form and substance satisfactory to Lender.

(b)  As soon as available and in any event within ten (10) days after the Signing Date, Schedule 7.01, Schedule 7.03 and Schedule 7.04 to this Agreement (it being understood that such schedules may include only matters existing on the Signing Date).

Section 6.10 Reporting Requirements. Furnish to Lender:

(a)  Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each first, second and third Fiscal Quarter of each Fiscal Year, a consolidated balance sheet of Shift Technologies and its subsidiaries, as of the end of such quarter, and consolidated statements of income and consolidated statements of cash flows for Shift Technologies and its subsidiaries for such quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in such previous Fiscal Year, and all prepared in accordance with GAAP consistently applied (except as otherwise disclosed to Lender for periods ending on or prior to June 30, 2019), and certified by the chief executive officer of chief financial officer of Shift Technologies that they are complete and correct and that they fairly present the financial condition of Shift Technologies and its subsidiaries as of the end of such quarter, and the results of operations for such quarter and such portion of such Fiscal Year (subject to normal year-end adjustments).

(b)  Annual Financial Statements. As soon as available and in any event within one hundred eighty (180) days after the end of each Fiscal Year, a consolidated balance sheet of Shift Technologies and its subsidiaries as of the end of such Fiscal Year, and the related consolidated statement of income and consolidated statement of cash flows for the Fiscal Year then ended, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in such prior Fiscal Year, and all prepared in accordance with GAAP consistently applied, accompanied by an “unqualified” audit report on such consolidated financial statements acceptable to Lender by independent accountants selected by Borrowers and reasonably acceptable to Lender.

(c)  Certificate of Officer. Accompanying the quarterly and annual financial statements to be delivered under Section 6.10(a) and Section 6.10(b), a certificate of the chief executive officer or chief financial officer of Borrowers’ Agent substantially in the form of Exhibit B attached hereto, certifying that, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature of such Default or Event of Default and the action which is proposed to be taken with respect to such Default or Event of Default and demonstrating compliance with Article VIII.

(d)  Management Letters. Promptly after their receipt, copies of all management letters submitted to Borrowers’ Agent by its independent public accountants in connection with the examination of the financial statements of the Borrowers made by such accountants.

(e)  Litigation. Promptly after their commencement, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator involving or affecting such Borrower, which: (i) could reasonably be expected to result in a Material Adverse Change; or (ii) could reasonably be expected to result in any judgment or order or combination of judgments or orders for the payment of money, in excess of $250,000, excluding claims covered by insurance, in the aggregate.

(f)  Notice of Defaults and Events of Default. As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect to such Default or Event of Default.

(g)  Insurance. Promptly after the occurrence of any casualty, damage or loss to such Borrower, whether or not giving rise to a claim under any insurance policy, in an amount greater than $250,000 notice of such event and, at Lender’s reasonable request, copies of any documents relating to such event, including copies of any such claim, in possession or control of such Borrower or any agent of such Borrower, and immediately after the occurrence thereof, written notice of any cancellation of any insurance policy required to be maintained by such Borrower pursuant to any of the Loan Documents.

(h)  Material Adverse Change. As soon as possible and in any event within three (3) Business Days after the occurrence of any event or circumstance which has resulted in, or could reasonably be expected to result in, a Material Adverse Change, written notice of such event or circumstance.

(i)  General Information/Other Documents. Such other information respecting the status of the business, assets, liabilities, results of operations, condition (financial or otherwise), property or prospects of Borrowers as Lender may reasonably request from time to time. Each Borrower will do, make, execute and deliver all such additional and further acts, things, assurances, notes, documents and instruments as Lender may reasonably require, to more completely vest in and assure to Lender its rights hereunder.

ARTICLE VII. NEGATIVE COVENANTS

During the Effective Period, no Borrower shall:

Section 7.01 Debt. Create, incur, assume, or suffer to exist, any Debt, except:

(a) Debt under the Loan Documents or any other Debt owed to Lender;

(b) Debt existing on the Signing Date and disclosed on Schedule 7.01;

(c)  Debt incurred for the acquisition of services, supplies or inventory on normal trade credit in the ordinary course of business;

(d) Debt incurred under any Floor Plan Facility;

(e) Subordinated Debt;

(f)  reimbursement obligations under corporate credit cards incurred in the ordinary course of business in an aggregate amount outstanding not to exceed $300,000 at any time;

(g)  reimbursement obligations with respect to letters of credit issued as security for any Borrower’s dealers licenses; provided that the reimbursement obligations for such letters of credit shall not exceed $500,000 in the aggregate at any time;

(h)  reimbursement obligations with respect to letters of credit issued as security for any Borrower’s obligations under leases of real property; provided that the reimbursement obligations for such letters of credit shall not exceed $500,000 in the aggregate at any time

(i)  Debt secured by purchase money Liens permitted by Section 7.03(m) in an aggregate amount not exceeding $300,000 outstanding at any time;

(j)  extensions, refinancings, modifications, amendments and restatements of any item of Debt permitted under clauses (a) through (i) above, provided that the principal amount thereof is not increased;

(k) Debt owing to any Borrower by any other Borrower;

(l)  Indebtedness appearing as a claims reserve (or similar term) on the balance sheet of Shift Technologies and its Subsidiaries, which represents amounts which have been received but which will be expended to pay warranty, return and service claims by customers of Shift Technologies; and

(m) Other Debt in an aggregate amount not exceeding $500,000 outstanding at any time.

Section 7.02 Guarantees. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations of any Person (other than another Borrower), including but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss, except (i) guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business; (ii) guaranties provided in the ordinary course of business that do not guarantee Debt, and (iii) guaranties constituting Permitted Investments.

Section 7.03 Liens. Create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties or assets, now owned or hereafter acquired, except:

(a) Liens in favor of Lender;

(b)  Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided that Borrowers maintain adequate reserves in accordance with GAAP;

(c)  Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of a Borrower’s business and imposed without action of such parties, provided that the payment thereof is not delinquent for more than 30 days or that is subject to a Good Faith Dispute;

(d)  Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default;

(e)  the following pledges or deposits, to the extent made in the ordinary course of a Borrower’s business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(f)  Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(g)  Liens in favor of any lender arising under any Floor Plan Facility on (i) Floor Plan Collateral and (ii) assets not constituting Floor Plan Collateral so long as (x) Lender has a first priority perfected Lien on such assets and (y) the Lien on such assets are subordinate to the Liens of Lender pursuant to a subordination agreement or intercreditor agreement in form and substance satisfactory to Lender;

(h)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(i)  Liens in favor of financial institutions arising in connection with deposit or securities accounts held at such financial institutions, provided that such Liens only secure fees and service charges and customary chargebacks or reversals of credits associated with such accounts;

(j)  Liens against cash to secure reimbursement obligations under corporate credit cards permitted under this Agreement;

(k)  Liens against cash to secure letter of credit reimbursement obligations permitted under this Agreement;

(l) Liens existing on the date hereof and disclosed on Schedule 7.03;

(m)  Purchase money liens on any equipment or other fixed assets hereafter acquired or the assumption of any Lien on any such property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease;

(n)  Other Liens not described above securing obligations other than Debt, provided that such Liens do not secure obligations in excess of $250,000 in the aggregate at any time; and

(o)  Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (f) and (g) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

Section 7.04 Investments.

(a)  Make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest or acquire any interest in any Person, except:

(i)  direct obligations of the United States of America or any agency thereof backed by the full faith and credit of the United States of America with maturities of one (1) year or less from the date of acquisition;

(ii)  commercial paper with maturities of one hundred eighty (180) days or less of a domestic issuer rated at least “A-1” by Standard & Poor’s Rating Group, a division of McGraw-Hill Companies or “P-1” by Moody’s Investors Service, Inc.;

(iii)  certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of $1,000,000,000;

(iv) investments existing on the Signing Date and disclosed on Schedule 7.04;

(v)  so long as no Event of Default has occurred and is continuing, temporary advances to employees to cover incidental expenses to be incurred in the ordinary course of business, in an aggregate outstanding amount not to exceed $100,000 at any time;

(vi)  loans to employees in the ordinary course of business or to permit employees to pay tax liabilities arising in connection with stock option exercises, in an aggregate amount for all such loans not to exceed $300,000 at any time;

(vii)  investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, or disputes with, customers or suppliers arising in the ordinary course of business;

(viii) deposit accounts maintained in the ordinary course of business;

(ix) capital expenditures in the ordinary course of business;

(x) investments made by any Borrower in any other Borrower;

(xi)  loans or advances to GT LLC, a company organized and existing under the laws of the country of Georgia, and a service provider to Borrowers, in an aggregate amount at any time outstanding not to exceed $300,000;

(xii)  extensions of credit to customers made in the ordinary course of business and in connection with the sale or lease of inventory in the ordinary course of business; and

(xiii)  other investments in an aggregate amount not to exceed $250,000 at any time outstanding.

(b)  No Borrower shall form any new Subsidiary unless such Borrower shall have taken all action Lender may reasonably request to cause such Subsidiary to become a Borrower hereunder and a party to the Security Agreement and the other applicable Loan Documents.

Section 7.05 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets except for (i) inventory disposed of in the ordinary course of business, (ii) sales of worn-out or obsolete equipment provided that the fair market value of such equipment does not exceed $250,000 in any fiscal year, and (iii) non-exclusive licenses of intellectual property in the ordinary course of business.

Section 7.06 Distributions. Declare or pay any dividends or distributions (other than dividends payable solely in capital stock) or purchase, redeem, retire, or otherwise acquire for value any of its capital stock or securities convertible into capital stock now or hereafter outstanding, or make any distribution of assets to stockholders as such whether in cash, assets, or in obligations of such Borrower, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any capital stock, or make any other distribution by reduction of capital or otherwise in respect of any capital stock, or purchase or otherwise acquire for value any capital stock except (i) all Borrowers other than Borrowers’ Agent can pay cash dividends to Borrowers’ Agent, and (ii) pursuant to repurchase plans upon an employee’s, consultant’s or director’s death or termination of employment provided the aggregate amount of all such repurchases does not exceed $250,000 in any fiscal year.

Section 7.07 Fundamental Changes. Merge or consolidate with, or change its form of business organization, or liquidate or dissolve (or suffer any liquidation or dissolution), or except as permitted in Section 7.05, sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or a material portion of its assets (whether now owned or hereafter acquired); provided, that (i) any Borrower may merge or consolidate with another Person that is not a Borrower if Borrower is the surviving entity, and (ii) any Borrower may merge or consolidate with another Borrower, provided that if one of Borrowers is Borrowers’ Agent, Borrowers’ Agent shall be the surviving company.

Section 7.08 Lines of Business. Directly or indirectly engage in any business inconsistent with the general character of the business in which it is engaged on the Signing Date, or substantially alter the general character of its business.

Section 7.09 Transaction With Affiliate. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the business of the applicable Borrower and upon fair and reasonable terms no less favorable to such Borrower that such Borrower would obtain in a comparable arm’s length transaction with a person not an Affiliate.

Section 7.10 Name, Fiscal Year Accounting and Organizational Documents. Without prior written consent of Lender, which consent shall not be unreasonably withheld, change its name, its Fiscal Year, its method of accounting, except as required by GAAP, or any of the terms or provisions of its certificate incorporation or by-laws or any other organizational document.

Section 7.11 Prepayments of other Debt. No Borrower will prepay, redeem or otherwise satisfy in any manner prior to the scheduled repayment thereof any Debt (other than Term Loans), and no Borrower will make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor or other similar agreement to which such Subordinated Debt is subject, or amend any provision in any document related to Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to the Obligations.

ARTICLE VIII. FINANCIAL COVENANTS

During the Effective Period:

Section 8.01 Cash Burn and Liquidity. Borrowers hereby covenant and agree that the Specified Borrowers shall, as of the last day of each calendar month during the term of this Agreement (each a “Determination Date”), ensure that the Specified Borrowers’ Liquidity as of such Determination Date equals or exceeds the following multiple of their Three-Month Cash Burn Amount as of such date:

(a)	for Determination Dates occurring on or prior to June 30, 2019 or on August 31, 2019, four times;

(b)	for Determination Dates occurring on July 31, 2019 or on or between September 30, 2019 and December 31, 2019, three times;

(c)	for Determination Dates occurring on or between January 31, 2020 and March 31, 2020, two times;

(d)	for Determination Dates occurring on or between April 30, 2020 and June 30, 2020, one and one-half times; and

(e)	for Determination Dates occurring on or after July 31, 2020, one times.

Section 8.02 Cash Burn. Borrowers hereby covenant and agree that the Specified Borrowers shall: (a) beginning on March 30, 2020 and on each of June 30, 2020, September 30, 2020 and December 31, 2020, ensure that their Three-Month Cash Burn Amount as of each such Determination Date does not exceed $14,500,000 and (b) beginning on March 30, 2021 and on each Determination Date occurring on the last day of each calendar quarter thereafter, ensure that their Three- Month Cash Burn Amount as of such Determination Date does not exceed $14,500,000 or such other amount as may be agreed to in writing between the parties.

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES

Section 9.01 Events of Default. Any of the following events shall be an “Event of Default”:

(a)  Payment Default. Borrowers shall fail (i) to pay the principal of, or interest on, any Term Loan when due and payable, or (ii) Borrowers fail to pay any other Obligations required to be paid under any of the Loan Documents within three (3) Business Days of when due and payable;

(b)  Breach of Representation. Any representation or warranty made by a Borrower in any Loan Document to which it is a party or which is contained in any certificate, document, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been (i) in the case of such representation or warranty which is subject to a materiality limitation or qualification, incorrect in any material respect on or as of the date made, or (ii) in the case of such representation or warranty which is not subject to a materiality limitation or qualification, incorrect on or as of the date made;

(c)  Breach of Covenant. (i) Any Borrower fails to perform or observe any term, covenant or agreement contained in Article VI (Affirmative Covenants), Article VII (Negative Covenants) or Article VIII (Financial Covenants) on its part to the performed or observed, or (ii) any Borrower fails to perform or observe any other term, covenant or agreement contained in this Agreement and such failure shall remain unremedied for fifteen (15) consecutive calendar days after such occurrence;

(d)  Cross Default. Any Borrower or Borrowers shall fail to pay all or any portion of its or their Debt in an aggregate amount for such Borrower or Borrowers, on a combined basis, in excess of $250,000 (other than the Debt evidenced by a Term Note or any interest or premium on such Debt when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other default under any agreement or instrument relating to any such Debt, or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt, or any such Debt shall be declared to be due and payable, or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity of such Debt;

(e)  Bankruptcy. Any Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangements, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeing the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and if instituted against a Borrower shall remain undismissed for a period of sixty (60) days, or any Borrower shall take any action to authorize any of the actions set forth above in this Section 9.01(e);

(f)  Judgments. Any judgment or order or combination of judgments or orders for the payment of money, in excess of $250,000, excluding claims covered by insurance, in the aggregate, shall be rendered against any Borrower or Borrowers and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)  ERISA. Any of the following events occur or exist with respect to any Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution of the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of Multiemployer Plan; and in each case described in clauses (i) through (v) above, such event or condition, together with all other events or conditions, if any, could in the reasonable opinion of Lender subject any Borrower or any ERISA Affiliate to any tax, penalty, or other liability (other than standard benefits payable pursuant to the terms of the Plan) to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceeds or may exceed $250,000;

(h)  Loan Documents. Any Loan Document shall at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of such Loan Document shall be contested by any Borrower or any Borrower shall deny that it has any or further liability or obligation under any such Loan Document;

(i) Material Adverse Change. The occurrence of a Material Adverse Change;

(j) Change in Control. The occurrence of a Change in Control; or

(k)  Other Lender Obligations. Any Borrower shall default in the payment or performance when due, after the expiration of any applicable notice or cure periods, of any other obligations now or hereafter owed by any of them to Lender or to any Affiliate of Lender and such default shall constitute an “event of default” under the agreement or agreements governing such other obligation.

Notwithstanding the foregoing, prior to the Advance Date of Term Loan A, none of the foregoing events (excluding an Event of Default specified under Section 9.01(e) (Bankruptcy)) shall constitute an Event of Default unless such failure or other event occurs and remains unremedied for thirty (30) calendar days after such failure or occurrence.

Section 9.02 Remedies. If any Event of Default shall occur, Lender may, (i) by notice to Borrowers in accordance with the notice provisions set forth herein, terminate the Term Loan Commitment, (ii) by notice to Borrowers, declare the outstanding Term Loans, all interest on any Term Note, and all other amounts payable under any Loan Document to be forthwith due and payable, whereupon such Term Note, all such interest, and all such amounts due under such other Loan Documents shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by each Borrower, (iii) exercise any remedies provided in any of the Loan Documents, (iv) cease making any Term Loans or extending credit under this Agreement, or under any other agreement between any Borrower and Lender, and/or (v) exercise any rights and remedies provided by Law; provided, however, that upon the occurrence of an Event of Default specified under Section 9.01(e) (Bankruptcy), the Term Loan Commitment shall automatically terminate and any outstanding Term Note and any other amounts payable under all the Loan Documents, and all interest on any of the foregoing, shall be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower.

No failure on the part of Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver of such right or preclude any other or further exercise of such right or the exercises of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by Law.

ARTICLE X. MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document, nor consent to any departure by any Borrower from any Loan Document, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing between the parties shall be deemed a modification of this Agreement.

Section 10.02 Usury. Anything herein to the contrary notwithstanding, the obligations of each Borrower under this Agreement and any Term Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of such payment would be contrary to provisions of Law applicable to Lender limiting rates of interest which may be charged or collected by Lender.

Section 10.03 Costs and Expenses. Borrowers jointly and severally agree to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, and recording of any of the Loan Documents, including without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lender with respect to the items noted above and with respect to advising Lender as to its rights and responsibilities under any of the Loan Documents, and all costs and expenses, if any, in connection with the enforcement of any of the Loan Documents including without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lender. In addition, Borrowers jointly and severally agree to pay any and all Other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents, and agrees to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Other Taxes or fees. All such costs and expenses not paid when requested by Lender will accrue interest at a rate per annum equal to the rate of interest then applicable to the Term Loans plus five percent (5.00)%.

Section 10.04 Indemnification. Borrowers jointly and severally agree to indemnify Lender and Lender’s Affiliates, and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including the threatened investigation or litigation or other proceedings) relating to this Agreement or any other Loan Document or any actual or proposed use by any Borrower of the proceeds of the Term Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings, but excluding any such losses, liabilities, claims, damages or expenses (i) incurred by reason of the gross negligence, willful misconduct, or breach of contract of the Person to be indemnified or (ii) incurred in connection with, or arising out of, any dispute between Lender and any lender under any Floor Plan Facility arranged pursuant to the Commercial Agreement – Milestone 1, dated on or about the Signing Date, between Lender and Shift Technologies (the “Commercial Agreement”).

The obligations of Borrowers under this Section 10.04 shall survive the repayment of the Term Loans and all amounts due under or in connection with any of the Loan Documents and the termination of this Agreement.

Section 10.05 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of Borrowers, Lender and their respective successors and assigns. Neither any Borrower nor Lender may assign or transfer its rights or obligations under any of the Loan Documents without the prior written consent of the other party; provided that Lender may assign or transfer its rights or obligations under any of the Loan Documents if an Event of Default has occurred and is continuing.

Section 10.06 Notices, Etc. All notices and other communications provided for under any of the Loan Documents shall be in writing and shall be delivered or sent by hand, overnight courier service, registered mail, facsimile, or electronic mail to any party to this Agreement, at its address specified in this Section 10.06, or as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.06. All such notices and communications shall be effective (i) in the case of delivery by hand, overnight courier service, facsimile, or electronic mail, on the date of receipt and (ii) the case of delivery by mail, three (3) Business Days after being deposited in the mails.

If to Borrowers:	Shift Technologies, Inc.
2500 Market Street
San Francisco, California 94114
Tel: (202) 414-1116
Fax: N/A
Email: george@shift.com

If to Lender:	Lithia Motors, Inc.
150 North Bartlett Street
Medford, Oregon 97501
Attn: Edward Impert
Tel: (541) 774-7545
Email: eimpert@lithia.com

With a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Fax: (650) 493-6811
Attn: Allison Spinner and Adam Bloom

Section 10.07 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to any Borrower (any such notice being expressly waived by each Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of any Borrower against any and all of the obligations of Borrowers now or hereafter existing under any of the Loan Documents, irrespective of whether or not Lender shall have made any demand under such Loan Document and although such obligations may be unmatured. Lender agrees promptly to notify the applicable Borrower, after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this Section 10.07 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have. Each Borrower hereby, to the fullest extent permitted by law, waives any right of setoff it may have against Lender, including, without limitation, any common-law right of setoff.

Section 10.08 Jurisdiction; Immunities. Each Borrower hereby irrevocably submits to the jurisdiction of any Oregon state court or any federal court located in Portland, Oregon over any action or proceeding arising out of or relating to any of the Loan Documents, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Oregon state or federal court. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Borrower at its address specified in Section 10.06 by registered mail, return receipt requested. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Borrower further waives any objection to venue in such State on the basis of inconvenient forum. Nothing in this Agreement or any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

Nothing in this Section 10.08 shall affect the right of Lender or any Borrower to serve legal process in any other manner permitted by Law or affect the right of Lender or any Borrower to bring any action or proceeding against Lender or any Borrower or its property in the courts of any other jurisdiction.

To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Borrower hereby irrevocably waives such immunity in respect of its obligations under all of the Loan Documents.

Section 10.09 Governing Law . This Agreement and any Term Note shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to its conflict of law principles.

Section 10.10 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.11 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation or construction of this Agreement.

Section 10.12 Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.13 Integration. The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

Section 10.14 Waiver of Defense/Joint and Several Liability. With respect to the obligation of each Borrower to repay a Term Loan the proceeds of which are delivered to another Borrower, each Borrower hereby waives any and all defenses to the joint and several obligations of such Borrower to pay such Term Loan. Without limiting the generality of the foregoing:

(a)  Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by Lender under this Agreement and the Term Note, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each of them. Borrowers agree that any request for any advance hereunder may be made by any one Borrower without the joinder or consent of any other Borrower, and each of Borrowers shall be bound by, and conclusively presumed to have approved, any such request made by any Borrower. Each Borrower irrevocably designates each of the other Borrowers as its attorney in fact to request advances hereunder. Each Borrower agrees that Lender may, at its option, disburse any advance hereunder to or for the benefit of any one Borrower, and each such advance shall be deemed an advance to and for the benefit of all Borrowers.

(b)  Each Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the obligations arising under this Agreement and the Term Note, it being the intention of the parties hereto that all the obligations shall be the joint and several obligations of all Borrowers without preferences or distinction among them.

(c)  If and to the extent that any Borrower shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event the other Borrowers or any of them will make such payment with respect to, or perform, such obligation.

(d)  The obligations of each Borrower hereunder constitute full recourse obligations of such Borrower enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e)  Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any and all Term Loans, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the obligations hereunder. The obligations of each Borrower hereunder shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Lender. The joint and several liability each Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or Lender.

(f)  The provisions of this Section 10.14 are made for the benefit of Lender and its successors and assigns, and may be enforced by them in accordance with the terms of this Agreement from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Lender first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy. The provisions of this Section 10.14 shall remain in effect until all the obligations hereunder shall have been paid in full or otherwise fully satisfied and the termination of this Agreement and the Term Loan Commitment. If at any time, any payment, or any part thereof, made in respect of any of the obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10.14 will forthwith be reinstated in effect, as though such payment had not been made.

Section 10.15 Savings Clause.

(a)  It is the intent of each Borrower and Lender that each Borrower’s Obligations hereunder shall be, but not in excess of:

(i)  in a case or proceeding commenced by or against any Borrower under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) on or within one year from the date on which any of the Obligations are incurred, the maximum amount which would not otherwise cause the Obligations (or any other obligations of such Borrower owed Lender) to be avoidable or unenforceable against such Borrower under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)  in a case or proceeding commenced by or against any Borrower under the Bankruptcy Code subsequent to one year from the date on which any of the Obligations are incurred, the maximum amount which would not otherwise cause the Obligations (or any other obligations of such Borrower to Lender) to be avoidable or unenforceable against such Borrower under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)  in a case or proceeding commenced by or against any Borrower under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Obligations (or any other obligations of such Borrower to Lender) to be avoidable or unenforceable against such Borrower under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(b)  The substantive laws under which the possible avoidance or unenforceability of the Obligations (or any other obligations of such Borrower to Lender) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”. To the extent set forth in Section 10.15(a), but only to the extent that the Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Borrower is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Obligations, or if the Obligations would render such Borrower insolvent, or leave such Borrower with an unreasonably small capital to conduct its business, or cause such Borrower to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Borrower, the maximum Obligations for which such Borrower shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Obligations (or any other obligations of such Borrower to Lender), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

(c)  This Section 10.15 is intended solely to preserve the rights of Lender hereunder to the maximum extent that would not cause the Obligations of such Borrower to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither Borrowers nor any other Person shall have any right or claim under this Section 10.15 as against Lender that would not otherwise be available to such Person under the Avoidance Provisions.

Section 10.16 Confidentiality. Each Borrower agrees to keep all information regarding this Agreement confidential and agrees that it will use such information only in connection with the transactions contemplated by this Agreement and not disclose any of such information to other Persons, other than to such Person’s employees, representatives and agents who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information and agree to be bound by the confidentiality obligations hereunder or to the extent disclosure is required by Law or judicial order, or requested or required by auditors. Notwithstanding anything herein to the contrary, the provisions of this Section 10.16 shall survive the termination of this Agreement.

Section 10.17 Relationship of Parties. The relationship of the parties is merely as debtor and creditor. It is expressly understood and agreed that the parties are independent contractors of each other for all and any purposes whatsoever. Nothing contained herein, nor the consummation of the transactions contemplated herein, shall be construed to create a partnership, association, joint venture, agency relationship or the relationship of employer and employee between the parties nor shall their officers, directors, or employees be considered employees of the other party for any purpose whatsoever. In no event may any Borrower, without prior written approval from Lender, make representations of any kind on behalf of Lender, nor bind Lender by any statement or action not contemplated hereby. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of any Borrower or Borrowers.

Section 10.18 Survival. All representations, warranties, covenants and agreements of Borrowers contained in this Agreement shall survive the making of the Term Loans herein contemplated. Notwithstanding anything herein to the contrary, any rights and obligations of the parties which by their nature are intended to survive termination, cancellation, performance or expiration of this Agreement, including, without limitation, those provisions for which survival is not expressly provided herein, shall survive any expiration or termination of this Agreement.

Section 10.19 WAIVER OF DAMAGES. LENDER AND EACH BORROWER EACH WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT.

Section 10.20 WAIVER OF JURY TRIAL. FOR THE MUTUAL BENEFIT OF LENDER AND BORROWERS, AFTER CONSULTATION WITH COUNSEL, LENDER AND BORROWERS KNOWINGLY AND VOLUNTARILY AGREE THAT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW EACH OF THEM WAIVES ITS RIGHT TO TRIAL BY JURY OF ANY CLAIM, CONTROVERSY, OR DEFENSE AND IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OR ANY KIND ARISING FROM OR RELATED TO THE FORMATION, INTERPRETATION, PERFORMANCE, OR ENFORCEMENT OF THIS AGREEMENT OR THE TERM NOTE, INCLUDING ANY CLAIM, CONTROVERSY OR DEFENSE OR ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING IN TORT OR UNDER ANY STATUE OR OTHERWISE.

Section 10.21 Patriot Act. Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow Lender to identify each Borrower in accordance with the Patriot Act. Each Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by Lender in order to assist Lender in maintaining compliance with the Patriot Act.

Section 10.22 NOTICE OF FINAL AGREEMENT. THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.23 Amended and Restated Agreement. Effective as of the Restatement Date: (a) all terms and conditions of the Existing Agreement, as amended and restated by this Agreement, shall be and remain in full force and effect, as so amended, and shall continue to constitute the legal, valid, binding and enforceable obligations of the parties hereto; (b) the terms and conditions of the Existing Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety, but shall be amended only with respect to the rights, duties and obligations among the parties hereto from and after the Restatement Date; (c) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Existing Agreement, as amended and restated by this Agreement, or affect the relative priorities thereof, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by the Borrowers; (d) all indemnification obligations of the Borrowers under the Existing Agreement, as amended and restated by this Agreement, shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lender and any other Person indemnified under the Existing Agreement, as amended and restated by this Agreement, or any other Loan Document at any time prior to the Restatement Date; (e) the amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, terminate, release, cancel or extinguish, or constitute a novation in respect of, the Debt and other obligations and liabilities of the Borrowers evidenced by or arising under the Existing Agreement, as amended and restated by this Agreement, or any guarantees of or Liens and security interests securing such Debt and other obligations and liabilities of the Borrowers in any of the Loan Documents; (f) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lender under the Existing Agreement, as amended and restated by this Agreement, and the other Loan Documents, nor constitute a waiver of any covenant, agreement or obligation under the Existing Agreement, amended and restated by this Agreement, and the other Loan Documents, except to the extent that any such covenant, agreement or obligation is expressly modified hereby; and (g) any and all references in the Loan Documents to the Existing Agreement (including, without limitation, such references in any Term Note) shall, without further action of the parties, be deemed a reference to the Existing Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended or amended and restated from time to time hereafter. Notwithstanding the foregoing, this Agreement shall not amend or restate any of the Schedules to the Existing Agreement which are and shall remain in full force and effect.

Reference is made to the Reimbursement and Fee Agreement dated as of October 11, 2018 (the “Reimbursement Agreement”) between the Specified Borrowers and Lender. The Specified Borrowers and Lender hereby agree that, effective as of the Restatement Date: (x) all references to the “Delayed Draw Term Loan Agreement” in the Reimbursement Agreement shall, without further action of the parties, be deemed a reference to the Existing Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated or otherwise modified from time to time hereafter and (y) all references to the “Commercial Agreement” in the Reimbursement Agreement shall, without further action of the parties, be deemed a reference to the Commercial Agreement as defined herein, as the same shall be amended, restated or otherwise modified from time to time hereafter.

SECTION 10.24 STATUTORY NOTICE. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY LENDER CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY LENDER TO BE ENFORCEABLE.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Restatement Date.

BORROWERS:

SHIFT TECHNOLOGIES, INC.

By:	/s/ Irakly George Arison Areshidze
Name:	Irakly George Arison Areshidze
Title:	Co-Chief Executive Officer

SHIFT OPERATIONS LLC

By:	Shift Technologies, Inc.
Its:	Sole Managing Member

By:	/s/ Irakly George Arison Areshidze
Name:	Irakly George Arison Areshidze
Title:	Co-Chief Executive Officer

SHIFT FINANCE, LLC

By:	Shift Technologies, Inc.
Its:	Sole Member

By:	/s/ Irakly George Arison Areshidze
Name:	Irakly George Arison Areshidze
Title:	Co-Chief Executive Officer

LENDER:

LITHIA MOTORS, INC.

By:	/s/ George Hines
Name:	George Hines
Title:	SVP, Chief Innovation of Technology Officer

AMENDED AND RESTATED DELAYED DRAW TERM LOAN AGREEMENT

EXHIBIT A

TERM NOTE

Date: ______________	$_______________

FOR VALUED RECEIVED, SHIFT TECHNOLOGIES, INC., a Delaware corporation, SHIFT OPERATIONS LLC, a Delaware limited liability company, and SHIFT FINANCE, LLC, a Delaware limited liability company (each a “Borrower” and together the “Borrowers”) hereby JOINTLY AND SEVERALLY promise to pay to the order of LITHIA MOTORS, INC., at 150 North Bartlett Street, Medford, Oregon 97501, or at such other location as Lender may direct, the principal sum of ___________ DOLLARS ($_______) or if less, the aggregate unpaid principal amount of each Term Loan made by Lender to Borrowers pursuant to the Loan Agreement referred to below on the applicable Term Loan Maturity Date for such Term Loan.

Borrowers also JOINTLY AND SEVERALLY promise to pay interest on the unpaid principal balance of the Term Loan evidenced by this Term Note, for the period any principal is outstanding under such Term Loan, at the office of Lender specified above, or at such other location as Lender may direct, at the rate per annum and in the manner set forth in the Loan Agreement. Any amount of principal or interest due and payable pursuant to this Term Note which is not paid when due, whether by stated maturity, acceleration or otherwise, shall bear interest from the date when due until said principal amount of interest is paid in full, payable on demand, at a rate per annum equal at all times to the Default Rate.

Lender shall record on Lender’s record keeping systems (the “Lender’s Records”) the amount of the Term Loan made to Borrowers by Lender under the Loan Agreement and this Term Note and all payments of principal amounts in respect of such Term Loan. Borrowers acknowledge and agree that in the absence of manifest error, Lender’s Records will be conclusive as to the outstanding principal amount of the Term Loan, and all other amounts under the Loan Agreement owed to Lender, provided, however, that the failure to make such notation on Lender’s Records with respect to the Term Loan or other amount shall not limit or otherwise affect the obligation of Borrowers under the Loan Agreement or this Term Note.

If this Term Note becomes due and payable on a day other than a Business Day, the maturity of this Note shall be extended to the next following Business Day, and interest shall be payable on such installment at the rate specified in this Term Note during such extension.

All payments on this Term Note shall be made in lawful money of the United States of America in immediately available funds.

Reference is made to the Amended and Restated Delayed Draw Term Loan Agreement, dated as of October 18, 2019, among Borrowers and Lender (as it may be amended, restated, modified or otherwise supplemented from time to time, the “Loan Agreement “). This Term Note is a Term Note referenced in the Loan Agreement and evidences a Term Loan made by Lender to Borrowers pursuant to the Loan Agreement. All capitalized terms used in this Term Note which are not defined in this Term Note shall have the meaning specified for such term in the Loan Agreement.

TERM NOTE

The Loan Agreement provides for the acceleration of the maturity of the Term Loan upon the occurrence of an Event of Default and for prepayments on the terms and conditions set forth in the Loan Agreement.

Each Borrower hereby waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Term Note.

This Term Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of Oregon, without regard to its conflicts of law provisions.

(THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK)

TERM NOTE

Executed as of the day and year first set forth above.

BORROWERS:

SHIFT TECHNOLOGIES, INC.

By:
Name:
Title:

SHIFT OPERATIONS LLC

By:	Shift Technologies, Inc.
Its:	Sole Managing Member

By:
Name:
Title:

SHIFT FINANCE, LLC

By:	Shift Technologies, Inc.
Its:	Sole Member

By:
Name:
Title:

TERM NOTE

EXHIBIT B

COMPLIANCE CERTIFICATE

Date: __________________

This COMPLIANCE CERTIFICATE (this “ Certificate”) is delivered pursuant to Section 6.10(c) of the Amended and Restated Delayed Draw Term Loan Agreement, dated as of October 18, 2019 (the “Loan Agreement”), by and among SHIFT TECHNOLOGIES, INC. (“Borrowers’ Agent”), SHIFT OPERATIONS LLC, and SHIFT FINANCE, LLC, as Borrowers, and LITHIA MOTORS, INC., as Lender. Unless otherwise defined, terms used herein shall have the same meaning as defined in the Loan Agreement.

The undersigned, being a duly elected, qualified and acting officer of Borrowers’ Agent, acting on behalf of itself and the other Borrowers, and solely in his or her capacity as an officer of Borrowers’ Agent, hereby certifies and warrants that:

1.  He or she is the [Insert officer’s title] of Borrowers’ Agent, authorized to execute this Certificate on behalf of each Borrower.

2.  To the best of such Person’s knowledge, the financial statements attached hereto are complete and correct, have been prepared in accordance with GAAP, consistently applied, and fairly present the financial condition of Shift Technologies and its subsidiaries as of the date thereof and results of operations of the Shift Technologies and its subsidiaries for such period and such portion of such Fiscal Year, subject to normal adjustments.

3. No Default or Event of Default has occurred and is continuing on the date of this Certificate.

4.  Attached as Exhibit A hereto are calculations showing compliance with Article VIII of the Loan Agreement and the calculation of the Additional Interest Amount.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the date first written above.

BORROWERS’ AGENT:

SHIFT TECHNOLOGIES, INC.

By:
Name:
Title:

COMPLIANCE CERTIFICATE